Exhibit 99.1

For Immediate Release Contact: Debi Ethridge Vice President, Finance & Investor Relations dethridge@lodgian.com (404) 365-2719	Jerry Daly or Carol McCune Daly Gray Public Relations (Media) jerry@dalygray.com (703) 435-6293

Lodgian Reports First Quarter 2006 Results
     ATLANTA, Ga., May 4, 2006—Lodgian, Inc. (AMEX: LGN), one of the nation’s largest independent owners and operators of full-service hotels, today reported results for the first quarter ended March 31, 2006. The company will host a 10 a.m. ET conference call to discuss its results.

First Quarter Highlights
•	Achieved strong revenue per available room (RevPAR) growth of 16.4 percent.

•	Opened 272-room Crowne Plaza Melbourne-Oceanfront in Florida, following completion of a 15-month renovation and conversion from the Holiday Inn brand.

•	Increased Adjusted EBITDA to $12.2 million from $9.6 million and improved EBITDA margins to 16.7 percent from 14.7 percent.

•	Excluding the favorable impact of the Radisson New Orleans hotel that benefited from increased occupancy in the quarter (94.7 percent), Adjusted EBITDA increased to $10.7 million from $9.7 million, and EBITDA margins increased to 14.9 percent from 13.9 percent.

•	Refinanced four hotels, generating approximately $16.4 million of cash after debt repayment, lowering the company’s weighted average interest rate; released four other hotels from mortgage debt.

•	Completed comprehensive, $5 million renovation of the Holiday Inn Select in Strongsville, Ohio, near Cleveland.

•	Sold one hotel, the Fairfield Inn in Jackson, Tenn.

	1Q		1Q	%
	2006	*	2005 *	Change

Rooms revenue — Continuing Operations	$59,791		$50,471	18.5%

RevPAR — Continuing Operations	$56.01		$48.12	16.4%

Total revenue — Continuing Operations	$77,572		$66,595	16.5%

Income (loss) from continuing operations	$(2,074)		$(3,660)	n/m

Income (loss) from discontinued operations	$3,448		$(3,425)	n/m

Net income (loss) attributable to common stock	$1,374		$(7,085)	n/m

Net income (loss) per share attributable to common stock	$0.06		$(0.29)	n/m

Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations (a non-GAAP measure)	$12,346		$8,808	40.2%

Adjusted EBITDA from 64 continuing operations hotels (refer below)	$12,204		$9,610	27.0%

*Dollars in thousands except for RevPAR and per share data
Continuing operations data in the table above includes the financial effects of the closure of two hotels in Florida that were damaged extensively by hurricanes in the fall of 2004. The two Florida hotels referred to above, the Crowne Plaza West Palm Beach and the Crowne Plaza Melbourne-Oceanfront, reopened in December 2005 and January 2006, respectively. Continuing operations data also includes the impact of nearly 95 percent occupancy during the 2006 first quarter of a New Orleans hotel, as well as a hotel which closed in January 2006 due to fire damage, all as discussed below.
In this press release, we use the term “Adjusted EBITDA” to mean earnings before interest, taxes, depreciation and amortization (“EBITDA”), but excluding the effects of the following charges: post-emergence Chapter 11 expenses; impairment losses; casualty (gains)/losses, net, for properties damaged by hurricane or fire; and charges related to the surrender of two hotels to a bond trustee and one hotel, in which we owned a non-controlling equity interest and whose results were accounted for under the equity method of accounting, to a lender.
Adjusted EBITDA for the first quarters of 2006 and 2005, as shown above, also excludes the results of two storm-damaged Florida hotels, discussed above, that were closed for repairs during the 2004 fourth quarter and essentially all of 2005, thus eliminating the adverse effect of their closure in the first quarter of 2005. Also excluded are the results in both periods for a hotel damaged by fire in January 2006, which remains closed.
The increase in “Rooms revenue — Continuing Operations”, presented above, exceeds the increase in “RevPAR — Continuing Operations” due to differing numbers of rooms being available in 2006 vs 2005 first quarter (1,067,425 in 2006 vs. 1,048,860 in 2005 first quarter).
     Revenues improved 16.5 percent in the first quarter of 2006 to $77.6 million, compared with the same period a year earlier. Net income attributable to common shares was $1.4 million, or $0.06 income per diluted share, in the 2006 first quarter, compared to a net loss of $7.1 million, or $0.29 loss per diluted share, in the 2005 first quarter. The improvement in net income was primarily due to gains realized on the disposition of assets included in discontinued operations.
     Loss from continuing operations (after tax) was $2.1 million in the 2006 first quarter, compared to a $3.7 million loss in the previous year’s first quarter. Before-tax, the loss for the quarter was $3.6 million in both years. The flow-through effect of higher revenues in the 2006 first quarter was offset by higher depreciation in the quarter ($8.6 million depreciation in the 2006 first quarter, compared to $6.0 million in the 2005 first quarter).
     EBITDA from continuing operations rose to $12.3 million, a 40.2 percent improvement over $8.8 million in the same period a year earlier. Adjusted EBITDA for the 64 continuing operations hotels open during both periods’ first quarter was up 27.0 percent to $12.2 million, compared to $9.6 million, in the same period last year. Excluding the favorable impact of the Radisson New Orleans Airport Hotel that benefited significantly from increased occupancy and average daily rates in the 2006 first quarter, Adjusted EBITDA in the 2006 first quarter was $10.6 million, an 8.5 percent increase compared to the first quarter of 2005.
     While some of the company’s business interruption claims related to 2005 were paid, other fourth quarter 2005 and first quarter 2006 business interruption claims have not yet been finalized with the company’s insurance carriers. The results of operations discussed above do not include the expected proceeds from these claims. The proceeds will be recorded when the amounts are finalized with insurance carriers or when the funds are received.
     During the first quarter of 2006, the 193-room Holiday Inn & Suites in Marietta, Ga. sustained significant damage due to a fire. The hotel has been closed since January 15 and will remain closed while officials determine the cause of the fire and insurance adjusters assess the damage and repair costs. The hotel is covered by casualty and business interruption insurance, subject to a $100,000 deductible.
Operating Results
     “We are seeing some of the positive effects of our major restoration program,” said Ed Rohling, Lodgian president and chief executive officer. “Because many of our hotels are in various stages of ramping up from renovation, such as our two recently opened Crowne Plaza hotels in Florida, it is difficult to get a reliable picture of the success of our program on a year-over-year basis. We believe the following RevPAR results provide tangible evidence that the program is working:
•	The 67 continuing operations hotel portfolio posted a 16.4 percent increase in RevPAR.

•	Excluding two hotels closed in 2005 due to hurricane damage and one hotel closed in the 2006 first quarter due to fire damage, continuing operations hotels’ RevPAR rose 13.7 percent in the quarter.

•	Excluding the impact of the three hotels mentioned above and the benefit of the high occupancy at the Radisson New Orleans Airport Hotel, and acknowledging hotels in early post-renovation ramp-up, continuing operations hotels’ RevPAR improved 8.7 percent

•	Twenty-five hotels that completed major renovations in 2004 and 2005 had a 24.3 percent increase in RevPAR, and a gain in RevPAR index of 7.4 percent.”
     Adjusted EBITDA margins for the 64 continuing operations hotels open in both periods’ first quarters improved 200 basis points to 16.7 percent, including the positive impact of the Radisson New Orleans mentioned above. “In spite of the margin growth, we still have considerable room for improvement,” he said. “Even though we are dealing with rising health and casualty insurance, energy and labor costs, we expect to see continuing margin gains.”
Renovation Returns to More Traditional Schedule
     “Our renovation program has become less disruptive through the quarter, with only two hotels being affected by renovation at quarter’s end,” Rohling noted. “We now have the flexibility to plan the timing of our renovations and will conduct most of our 2006 efforts during times when it will be least disruptive to our guests and operating results. Moving forward, the majority of our renovations will be based primarily on enhancing return on investment”
Disposition Program
     In the 2006 first quarter, Lodgian divested one hotel and used $1.6 million of the net proceeds to reduce mortgage debt. Subsequent to the first quarter, the company sold its remaining land parcel (which had been held for sale) and the Holiday Inn North Hills, located in Pittsburgh, Pa. The hotel was sold for $6.0 million, and the proceeds will be used for general corporate purposes. The company is currently marketing a further six hotels it holds for sale.
Balance Sheet Improvements
     During the 2006 first quarter, Lodgian refinanced four hotels, which generated approximately $16.4 million of cash after debt repayment, lowered the company’s weighted average interest rate and released four additional hotels from mortgage debt. Subsequent to the end of the quarter, the company paid down $3.7 million of debt associated with two further properties. “We now have 10 hotels unencumbered by loans, and a further 18 hotels whose $71 million of debt matures within the next year,” said James MacLennan, executive vice president and chief financial officer. “We currently are evaluating a number of choices for refinancing these properties. Of the $71 million of debt maturing within the next year, we have the option of exercising extension rights with regard to $62 million of debt upon the same terms and conditions as are currently in place. Our plan includes breaking up the larger pools of cross-collateralized mortgages into smaller debt issues, giving us greater flexibility in future capital decisions. We will look at a combination of fixed and floating rate debt with interest rate caps. Our balance sheet is much stronger than it was a year ago, and our plan is to continue to strengthen it.”
Outlook
     “While we have made substantial progress in improving operations in our core hotels, we still have some work to be done,” Rohling said. “We continue to evaluate each property to determine its long-term strategic value to the company and if it is achieving its expected returns. In addition to improving average room rate and occupancy, we see substantial opportunities to increase revenue and profit from our catering and banquet operations,” he noted.
     “As our properties begin to produce more predictable, stable returns, we will devote more attention to capital allocation decisions,” he commented. “We have opportunities to expand room-count at some of our existing hotels with high potential returns. In addition, we will remain aware of hotel acquisition opportunities that can be purchased at significant discounts to replacement cost, and that can benefit from strategic infusions of capital and our strong owner/operator competitive advantage in markets with significant growth potential. We will, however, continue to focus most attention on organic growth in the immediate future.”
Conference Call
     Lodgian will hold a conference call to discuss its first-quarter results today, May 4, at 10 a.m. Eastern time. To hear the webcast, interested parties may visit the company’s Web site at www.lodgian.com and click on Investor Relations and then Webcast, Q1 Earnings Conference

Call. A replay of the conference call will be available until midnight on Wednesday, May 11, 2006, by dialing (800) 405-2236, reference number 11058503, and an archived webcast of the conference call will be posted on the company’s Web site through June 4, 2006.
Non-GAAP Financial Measures
     The historical non-GAAP financial measures included in this press release are reconciled to the comparable GAAP measures in the schedules attached to this press release.
EBITDA, Adjusted EBITDA and Displacement
     EBITDA and Adjusted EBITDA are non-GAAP measures and should not be used as a substitute for measures such as net income (loss), cash flows from operating activities, or other measures computed in accordance with GAAP. The company uses EBITDA and Adjusted EBITDA to measure its performance and to assist in the assessment of hotel property values. EBITDA is also a widely used industry measure which Lodgian believes provides pertinent information to investors and is an additional indicator of the company’s operating performance.
     The company defines Adjusted EBITDA as EBITDA excluding the effects of certain charges such as post-emergence Chapter 11 expenses included in corporate and other on the company’s consolidated statement of operations, impairment losses, casualty losses or gains related to damage to and insurance recoveries for Lodgian’s properties by the hurricanes that struck the southeastern United States in the 2004 third quarter and the 2005 third quarter, and charges related to the surrender of two wholly-owned hotels to the bond trustee and the disposition or surrender of one minority interest hotel to the lender. Adjusted EBITDA also excludes the results of two storm-damaged Florida hotels that were closed for repairs during the 2004 fourth quarter and essentially all of 2005, thus eliminating both the adverse effect of their closure and the positive effect of the settlement of their property damage and business interruption insurance claims in the fourth quarter and full year 2005. Also excluded are the results in both periods for a hotel damaged by fire in January 2006, which remains closed.
     Displacement refers to lost revenue and profit due to rooms out of service resulting from renovation or hurricane repairs. Revenue is considered “displaced” only when a hotel has sold all available rooms and denies additional reservations due to rooms out of order. The company feels this method is conservative, as it does not include estimated other or “soft” displacement associated with a renovation; for example, guests who depart earlier than planned due to the disruption caused by the renovation work, local customers or frequent guests who may choose an alternative hotel during the renovation, or local groups that may not solicit the hotel to house their groups during renovations.
About Lodgian
     Lodgian is one of the largest independent owners and operators of full-service hotels in the United States. The company currently manages a portfolio of 73 hotels with 13,217 rooms located in 28 states and Canada. Of the company’s 73-hotel portfolio, 45 are InterContinental Hotels Group brands (Crowne Plaza, Holiday Inn, Holiday Inn Select and Holiday Inn Express) 15 are Marriott brands (Courtyard by Marriott, Fairfield Inn, SpringHill Suites and Residence Inn), and 11 are affiliated with four other nationally recognized hospitality franchisors such as Hilton and Carlson (Radisson and Park Inn). Two hotels are independent, unbranded properties. Three hotels are owned by partnerships, in each of which Lodgian has at least a 50 percent equity interest, and is the operating partner for each. For more information about Lodgian, visit the company’s Web site: www.lodgian.com.

Forward-Looking Statements
     This press release includes forward-looking statements related to Lodgian’s operations that are based on management’s current expectations, estimates and projections. These statements are not guarantees of future performance and actual results could differ materially. The words “guidance,” “may,” “should,” “expect,” “believe,” “anticipate,” “project,” “estimate,” “plan,” and similar expressions are intended to identify forward-looking statements. Certain factors are not within the company’s control and readers are cautioned not to put undue reliance on forward-looking statements. These statements involve risks and uncertainties including, but not limited to, the company’s ability to generate sufficient working capital from operations and other risks detailed from time to time in the company’s SEC reports. The company undertakes no obligations to update events to reflect changed assumptions, the occurrence of unanticipated events or changes to future results over time.

LODGIAN, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2006	December 31, 2005
	(Unaudited in thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$37,866	$19,097
Cash, restricted	14,416	15,003
Accounts receivable (net of allowances: 2006 - $1,219; 2005 - $1,101)	12,193	8,054
Insurance receivable	38	11,725
Inventories	3,988	3,955
Prepaid expenses and other current assets	16,853	20,101
Assets held for sale	31,052	14,866

Total current assets	116,406	92,801
Property and equipment, net	592,613	606,862
Deposits for capital expenditures	21,342	19,431
Other assets	8,179	7,591

	$738,540	$726,685

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$14,989	$14,709
Other accrued liabilities	31,568	31,528
Advance deposits	3,070	1,914
Insurance advances	1,200	700
Current portion of long-term liabilities	7,295	18,531
Liabilities related to assets held for sale	16,378	4,610

Total current liabilities	74,500	71,992
Long-term liabilities	401,012	394,432

Total liabilities	475,512	466,424
Minority interests	11,221	11,217
Commitments and contingencies
Stockholders’ equity:
Common stock, $.01 par value, 60,000,000 shares authorized; 24,666,899 and 24,648,405 issued at March 31, 2006 and December 31, 2005, respectively	247	246
Additional paid-in capital	317,878	317,034
Unearned stock compensation	—	(604)
Accumulated deficit	(68,266)	(69,640)
Accumulated other comprehensive income	2,235	2,234
Treasury stock, at cost, 26,352 and 21,633 shares at March 31, 2006 and December 31, 2005, respectively	(287)	(226)

Total stockholders’ equity	251,807	249,044

	$738,540	$726,685

LODGIAN, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended
	March 31, 2006	March 31, 2005
	($ in thousands, except per share data)
Revenues:
Rooms	$59,791	$50,471
Food and beverage	15,439	13,725
Other	2,342	2,399

	77,572	66,595

Operating expenses:
Direct:
Rooms	16,070	14,115
Food and beverage	11,751	10,070
Other	1,871	1,823

	29,692	26,008

	47,880	40,587
Other operating expenses:
Other hotel operating costs	24,705	21,983
Property and other taxes, insurance, and leases	5,539	5,271
Corporate and other	4,894	4,421
Casualty (gains) losses, net	188	104
Depreciation and amortization	8,648	6,119
Impairment of long-lived assets	204	97

Other operating expenses	44,178	37,995

	3,702	2,592
Other income (expenses):
Interest income and other	309	171
Interest expense	(7,558)	(6,501)

Loss before income taxes and minority interests	(3,547)	(3,738)
Benefit (provision) for income taxes — continuing operations	1,477	(67)
Minority interests (net of taxes, nil)	(4)	145

Loss from continuing operations	(2,074)	(3,660)

Discontinued operations:
Income (loss) from discontinued operations before income taxes	5,909	(3,425)
Provision for income taxes — discontinued operations	(2,461)	—

Income (loss) from discontinued operations	3,448	(3,425)

Net income (loss) attributable to common stock	$1,374	$(7,085)

Net income (loss) per share attributable to common stock:
Basic and diluted income per common share:

Net income attributable to common stock	$0.06	$(0.29)

LODGIAN, INC. AND SUBSIDIARIES
Reconciliation of EBITDA and Adjusted EBITDA (non-GAAP measures) with
Loss from Continuing Operations (a GAAP measure)

($ in thousands)	Three Months Ended
	March 31, 2006	March 31, 2005
Continuing operations:
Income (loss) from continuing operations	$(2,074)	$(3,660)
Depreciation and amortization	8,648	6,119
Interest income	(309)	(220)
Interest expense	7,558	6,501
Provision (benefit for income taxes — continuing operations)	(1,477)	68

EBITDA	$12,346	$8,808

Adjustments to EBITDA:
Post-emergence Chapter 11 expenses, included in corporate and other on consolidated statement of operations	$3	$110
Impairment loss	204	97
Casualty (gains) losses, net	188	104

Adjusted EBITDA	$12,741	$9,119

West Palm Beach, Melbourne and Marietta:
Income (loss)	$(459)	$(1,035)
Depreciation and amortization	1,053	212
Interest income	(3)	(3)
Interest expense	251	234
Provision (benefit for income taxes — continuing operations)	(529)	—

EBITDA	$313	$(591)

Adjustments to EBITDA:
Post-emergence Chapter 11 expenses, included in corporate and other on consolidated statement of operations	$—	$—
Impairment loss	67	—
Casualty (gains) losses, net	157	100

Adjusted EBITDA	$537	$(491)

Continuing operations excluding West Palm Beach, Melbourne and Marietta:
Income (loss) from continuing operations	$(1,615)	$(2,625)
Depreciation and amortization	7,595	5,907
Interest income	(306)	(217)
Interest expense	7,307	6,267
Provision (benefit for income taxes — continuing operations)	(948)	68

EBITDA	$12,033	$9,399

Adjustments to EBITDA:
Post-emergence Chapter 11 expenses, included in corporate and other on consolidated statement of operations	$3	$110
Impairment loss	137	97
Casualty (gains) losses, net	31	4

Adjusted EBITDA	$12,204	$9,610

Lodgian 1st Quarter 2006
Supplemental Operating Information

Hotel	Room		Three Months Ended
Count	Count
			March 31, 2006	March 31, 2005	Change/% Change
67	12,144	All Continuing Operations

		Occupancy	59.9%	58.9%		1.7%
		ADR	$93.44	$81.65	$11.79	14.4%
		RevPAR	$56.01	$48.12	$7.89	16.4%

64	11,460	Continuing Operations less two hotels closed
		in 2005 due to hurricane damage & one
		closed in 2006 due to fire damage

		Occupancy	60.1%	58.9%		2.0%
		ADR	$91.53	$82.09	$9.44	11.5%
		RevPAR	$55.00	$48.36	$6.64	13.7%
		RevPAR Index	100.1%	97.9%		2.2%

63	11,216	Continuing Operations less Kenner
		& two hotels closed in 2005 due to
		hurricane damage & one closed in
		2006 due to fire damage

		Occupancy	59.3%	59.5%		(0.3)%
		ADR	$89.92	$82.41	$7.51	9.1%
		RevPAR	$53.35	$49.07	$4.28	8.7%
		RevPAR Index	98.8%	99.5%		(0.7)%

55	9,544	Continuing Operations less two
		hotels closed in 2005 due to
		hurricane damage, one closed in
		2006 due to fire damage and hotels
		under renovation in both the first
		quarter of 2005 and/or 2006

		Occupancy	60.3%	60.0%		0.5%
		ADR	$88.33	$81.54	$6.79	8.3%
		RevPAR	$53.27	$48.91	$4.36	8.9%
		RevPAR Index	101.3%	102.6%		1.7%

25	4,093	Hotels completing major
		renovations in 2004 and 2005

		Occupancy	66.7%	64.0%		4.2%
		ADR	$99.41	$83.34	$16.07	19.3%
		RevPAR	$66.31	$53.36	$12.95	24.3%
		RevPAR Index	103.8%	94.8%		7.4%

13	1,515	Marriott Hotels

		Occupancy	70.7%	69.5%		1.7%
		ADR	$99.73	$91.52	$8.21	9.0%
		RevPAR	$70.55	$63.57	$6.98	11.0%
		RevPAR Index	120.3%	124.4%		4.8%

4	777	Hilton Hotels

		Occupancy	61.0%	61.0%		0.0%
		ADR	$104.42	$94.45	$9.97	10.6%
		RevPAR	$63.71	$57.63	$6.08	10.6%
		RevPAR Index	99.9%	99.6%		5.6%

39	7,656	IHG Hotels less two hotels closed
		in 2005 due to hurricane damage
		and one closed in 2006 due to fire
		damage.

		Occupancy	59.4%	60.0%		(1.0)%
		ADR	$88.22	$80.79	$7.43	9.2%
		RevPAR	$52.42	$48.44	$3.98	8.2%
		RevPAR Index	98.6%	98.2%		0.4%

8	1,512	Other Brands and Independent Hotels

		Occupancy	52.3%	42.0%		24.5%
		ADR	$91.59	$66.61	$24.98	37.5%
		RevPAR	$47.87	$27.95	$19.92	71.3%
		RevPAR Index	88.4%	65.1%		8.3%

Lodgian, Inc.
RevPAR in Markets in Which Lodgian Operates
For Selected Quarters
Lodgian Hotels Included In Competitive Sets
RevPAR in Markets in Which Lodgian Operates

Markets in which Lodgian Operates	Quarter	Comp Sets	Industry	Comp Set/Industry

	71	1st Qtr ’04	4.5%	7.7%	58.4%
	71	2nd Qtr ’04	5.6%	8.6%	65.1%
	71	3rd Qtr ’04	5.2%	6.4%	81.3%
	71	4th Qtr ’04	7.6%	8.4%	90.5%
	71	1st Qtr ’05	6.3%	7.2%	87.5%
	71	2nd Qtr ’05	8.1%	8.3%	97.6%
	71	3rd Qtr ’05	8.4%	8.3%	101.2%
	69	4th Qtr ’05	10.0%	9.9%	101.0%
(A)	63	1st Qtr ’06	10.4%	10.2%	102.0%

Note:	(A) The 63 hotels in the 1st quarter 2006 include the 67 hotels in our continuing operations portfolio less the hotels in West Palm Beach and Melbourne, Florida, Windsor, Canada, and Marietta, Georgia

Lodgian, Inc.
Assets Held for Sale as of May 1, 2006

	Location	Brand	Rooms
Hotels:	Metairie, LA	Quality Hotel	205
	Burlington, VT	Fairfield Inn	117
	Sheffield, AL	Holiday Inn	201
	Valdosta, GA	Fairfield Inn	108
	Valdosta, GA	Holiday Inn	167
	Cedar Rapids, IA	Crowne Plaza	275